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                                     EXHIBIT 11

                                IONICS, INCORPORATED

                          COMPUTATION OF EARNINGS PER SHARE

                    (Amounts in thousands, except per share data)


                                            Three Months Ended      Nine months Ended
                                               September 30,          September 30,
                                              1994       1993_       1994       1993
Net income                                  $4,172     $3,516      $11,151    $10,400

Earnings per common and common
  equivalent share:

  Weighted average number of shares
    outstanding                              6,966      6,941        6,956      6,932

  Incremental shares for stock options
    under treasury stock method                129         92          121        115

  Weighted average number of common and
    common equivalent shares outstanding     7,095      7,033        7,077      7,047

  Earnings per common and common
    equivalent share                        $  .59     $  .50      $  1.58    $  1.48




Earnings per common and common equivalent share - assuming full dilution:

  Weighted average number of shares
    outstanding                              6,966      6,941        6,956      6,932

  Incremental shares for stock options
    under treasury stock method                130        107          124        120

  Weighted average number of common and
    common equivalent shares outstanding -
      assuming full dilution (A)             7,096      7,048        7,080      7,052

  Earnings per common and common
    equivalent share - assuming             $  .59     $  .50      $  1.58    $  1.47
      full dilution (A)

(A) Dilution is less than 3% so the primary basis was used for per share calculations.

                                   -11-
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